EXHIBIT 4.02

AMENDMENT TO RIGHTS AGREEMENT

AMENDMENT, dated as of February 11, 2003 (this “Amendment”), to the Rights Agreement, dated as of September 27, 2002 (the “Rights Agreement”), between VeriSign, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Rights Agreement.

WHEREAS, Section 1(a) of the Rights Agreement provides that any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding shall be an “Acquiring Person,” subject to certain exceptions, for purposes of the Rights Agreement.

WHEREAS, Section 27 of the Rights Agreement provides that (i) prior to the time any Person becomes an Acquiring Person, the Company and Rights Agent may amend the Rights Agreement as the Company deems necessary or desirable, including to modify or amend the definition of Acquiring Person set forth in Section 1(a) of the Rights Agreement, and (ii) such an amendment will be evidenced by a writing signed by the Company and the Rights Agent; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company desires to evidence such amendment in writing.

THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

1.    The Company certifies to Rights Agent that this Amendment (i) complies with Section 27 of the Rights Agreement, and (ii) will not adversely affect the rights, duties, or liabilities of the Rights Agent and that Rights Agent is entitled to rely upon such certification to determine that this Amendment will not adversely affect the rights, duties, or liabilities of the Rights Agent.

2.    Section 1(a) of the Rights Agreement is hereby amended by replacing the first sentence of that subsection in its entirety with the following:

(a)    “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% (the “Designated Percentage”) or more of the Common Shares of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company or (iv) any entity holding Common Shares for or pursuant to the terms of any such plan.

3.    This Amendment shall be effective immediately.

4.    This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. If any term of this Amendment is held by a court of competent jurisdiction or other competent authority to be invalid or unenforceable, the remainder of the terms hereof shall remain in full force and effect, and this Amendment shall be construed in order to give the maximum effect to the remaining terms and intent hereof. The Company’s Subsidiaries, Affiliates and Associates are intended third party beneficiaries of the terms hereof. This Amendment may be executed in one or more counterparts, all of which shall together constitute one instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the date first written above.

VERISIGN, INC.

By:	/s/ JAMES M. ULAM
Name:	James M. Ulam
Title:	Secretary

MELLON INVESTOR SERVICES LLC, AS RIGHTS AGENT

By:	/s/ SHARON D. MAGIDSON
Name:	Sharon D. Magidson
Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT TO RIGHTS AGREEMENT]

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